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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


                  Contact: Carl B. Lehmann, CEO or
                           Jeffrey B. Murphy, CFO
                           RTW, Inc.
                           (952) 893-0403


RTW, INC. ANNOUNCES TERMINATION OF MERGER DISCUSSION WITH AMERICAN PHYSICIANS CAPITAL, INC.

MINNEAPOLIS - December 5, 2001, RTW, Inc. ("RTW" Nasdaq: RTWI) announced today that American Physicians Capital, Inc. ("APCapital" Nasdaq: ACAP) has determined not to proceed with its proposed acquisition of RTW, Inc. On November 9, 2001, RTW announced the signing of a letter of intent for a proposed transaction under which AP Capital would have acquired all of the 10.3 million currently outstanding shares of RTW for cash in the range of $3.10 per share. Carl Lehmann, President of RTW, stated "While we are disappointed that the merger will not be consummated, we intend to focus our energy on returning RTW to profitability as an independent company. We have a renewed commitment to continue to serve our customers and business partners with our usual high level of service."

         RTW, Inc., based in Minneapolis, Minnesota, manages disability products and services for employers. Primary among its disability products and services is a workers' compensation management system designed to lower employers' costs and return injured employees to work as soon as possible.

         RTW, Inc. combines its proprietary management systems, the ID 15(R) and the RTW SOLUTION(R), with insurance products underwritten by an RTW subsidiary, American Compensation Insurance Company. RTW offers its services to employers in Minnesota, Wisconsin, South Dakota, Colorado, Missouri, Illinois, Kansas, Michigan, Indiana, Massachusetts, Connecticut, Rhode Island and New Hampshire. Clients span many industries including manufacturing, health care, hospitality, and wholesale/retail. RTW, Inc. is traded on the Nasdaq National Market under the symbol RTWI.

         Some of the statements made in this News Release, as well as statements made by the Company in periodic press releases, oral statements made by the Company's officials to analysts and shareholders in the course of presentations about the Company and conference calls following earnings releases, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (i) general economic and business conditions; (ii) interest rate changes; (iii) competition and the regulatory environment in which the Company operates; (iv) claims frequency; (v) claims severity; (vi) the Company's ability to manage both its existing claims and new claims in an effective manner; (vi) the number of new and renewal policy applications submitted by the Company's agents; (viii) the Company's ability to obtain and retain reinsurance at a reasonable cost;
(ix) the Company's ability to maintain a "Secure" rating from A.M. Best, and
(ix) other factors as noted in the Company's filings with the SEC. This discussion of uncertainties is by no means exhaustive, but is designed to highlight important factors that may impact the Company's future performance.